EHXIBIT 10.9

                                                             _______  KFELS

                                                              _______ ATWOOD







                          VESSEL CONSTRUCTION AGREEMENT

                                 BY AND BETWEEN

                         ATWOOD OCEANICS PACIFIC LIMITED

                                       AND

                               KEPPEL FELS LIMITED


                               Dated: 24 JULY 2001






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                                TABLE OF CONTENTS


PREAMBLE


ARTICLE 1.                 DEFINITIONS

ARTICLE 2.                 PERFORMANCE OF WORK

ARTICLE 3.                 OWNER'S REPRESENTATIVE, INVITEES AND
                           OTHER CONTRACTORS

ARTICLE 4.                 AUTHORIZED WORK; VARIATIONS/ CHANGES

ARTICLE 5.                 CONTRACT PRICE

ARTICLE 6.                 PLANNING, PROGRESS REPORTS AND MEETINGS

ARTICLE 7.                 PROJECT PLANS AND DRAWINGS, COMMUNICATION WITH
                           CLASSIFICATION SOCIETY

ARTICLE 8.                 'AS BUILT' DOCUMENTATION

ARTICLE 9.                 QUALITY ASSURANCE REQUIREMENTS

ARTICLE 10.                SAFETY REGULATIONS

ARTICLE 11.                OWNER FURNISHED EQUIPMENT
                           AND/OR INFORMATION

ARTICLE 12.                INSPECTION, TESTING AND TRIALS

ARTICLE 13.                DELAYS AND EXTENSION OF TIME FOR DELIVERY

ARTICLE 14.                DELIVERY OF THE VESSEL

ARTICLE 15.                WARRANTY

ARTICLE 16.                INDUSTRY AND INTELLECTUAL PROPERTY RIGHTS

ARTICLE 17.                TITLE TO AND RISK OF THE VESSEL AND OWNER-FURNISHED
                           EQUIPMENT.

ARTICLE 18.                LIABILITY AND INDEMNIFICATION

ARTICLE 19.                BUILDER'S SUBCONTRACTORS AND SUPPLIERS

ARTICLE 20.                TERMINATION / CANCELLATION

ARTICLE 21.                TAXES AND DUTIES

ARTICLE 22.                SUPPLIES AND SERVICES FROM THIRD PARTIES

ARTICLE 23.                AUDIT AND RECORDS

ARTICLE 24.                LIENS

ARTICLE 25.                CONFIDENTIALITY

ARTICLE 26.                ASSIGNMENT

ARTICLE 27.                NOTICES

ARTICLE 28.                MISCELLANEOUS

ARTICLE 29.                GOVERNING LAW: COURTS: LANGUAGE



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                          VESSEL CONSTRUCTION AGREEMENT

ATWOOD OCEANICS PACIFIC LIMITED, a corporation organized under the laws of the Cayman Islands, having its registered address at: P.O. Box 309, Ugland House, George Town, Grand Cayman, Cayman Islands, British West Indies, (hereinafter referred to as "OWNER") and Keppel FELS Limited, a corporation organized under the laws of Singapore, having its registered address at: 31 Shipyard Road, Jurong Town, Singapore 628130 (hereinafter referred to as "BUILDER"), have entered into this Vessel Construction Agreement, including the attached Annexes (hereinafter, collectively, the "Agreement") this 24th of July, 2001 (the "Effective Date").


                                    RECITALS

     WHEREAS, the BUILDER agrees to construct, equip, complete, sell and deliver the Vessel to OWNER at the Shipyard; and

WHEREAS, the OWNER agrees to purchase and take delivery of the Vessel from BUILDER at the Shipyard and to pay for the same, all upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, OWNER AND BUILDER, IN CONSIDERATION OF THE COVENANTS AND AGREEMENTS HEREINAFTER STATED, DO HEREBY DECLARE TO HAVE AGREED AS FOLLOWS:

1.       DEFINITIONS

         In this Agreement the following words and phrases shall have the following meanings:

1.1 "Annexes" shall mean the Annexes attached to this Agreement which shall be negotiated and agreed to by OWNER and BUILDER, which may, in part, define the "Work" to be performed, the "Specifications", "OWNER-Furnished Equipment," etc.; references to Annex "A", "B", "C", etc. shall refer to the specific division of Annexes as intended by this Agreement.

1.2 "Business Day" shall, for purposes of this Agreement, mean any day in which commercial banks are open for business in Houston and Singapore.

1.3 "Certificate of Acceptance" shall mean the certificate referred to and to be issued in accordance with Article 12, headed "INSPECTION, TESTING AND TRIALS", and shall be in the form as set out in Annex "B" hereto.

1.4      "Classification Society" shall mean the American Bureau of Shipping
         ("ABS").

1.5 "OWNER-Designated Contractor" shall mean a contractor selected by the OWNER to perform certain works or services as contemplated under
         Article 3.6 hereof.

1.6 "OWNER-Designated Equipment" shall mean all equipment, materials and services designated by the OWNER (excluding any BUILDER-Furnished Equipment specified by OWNER as described in the Specifications) to be purchased for the OWNER through the intermediary of the BUILDER for incorporation into the Vessel.

1.7 "OWNER-Furnished Equipment" shall mean all equipment, materials and services furnished directly to the BUILDER by the OWNER for incorporation into the Vessel as well as all engineering data and information relating to this equipment, materials and services, as set forth in Annex "D" hereto.

1.8 "OWNER's Personnel" shall mean all employees, agents or representatives of OWNER and its subsidiary or affiliated companies, as well as the employees, agents and representatives of OWNER's other contractors (excluding BUILDER), subcontractors or invitees.

1.9 "OWNER's Representative" shall mean the fully authorized representative of the OWNER, who shall act in such capacity for the purposes of this Agreement.

1.10 "Contract Documents" shall mean, collectively, this Agreement, the Annexes, the Rules, and any Variation Orders, all as herein defined.

1.11 "Contract Price" shall means the aggregate amount in the United States Dollars specified in Article 5 of this Agreement, subject only to adjustments in accordance with the terms of this Agreement, payable by the OWNER to the BUILDER for construction and delivery of the Vessel.

1.12 "BUILDER's Personnel" shall mean all employees, agents and representatives of BUILDER and its subsidiary or affiliated companies, as well as the employees, agents and representatives of BUILDER's other contractors, subcontractors or invitees.

1.13 "BUILDER's Representative" shall mean the fully authorized representative of the BUILDER, who shall act in such capacity for purposes of this Agreement.

1.14 "BUILDER-Furnished Equipment" shall mean all equipment, materials and services furnished by the BUILDER to the OWNER under this Agreement, including that required by the "Specifications", as hereinafter provided in the relevant Annexes.

1.15 "Days" shall mean consecutive running days, Saturdays, Sundays and holidays included.

1.16 "Delivery Date" shall have the meaning ascribed to such term as set forth in Article 14.3

1.17 "Force Majeure" shall mean any and all occurrences and/or causes not within the control of the BUILDER that delay or hinder the performance of BUILDER and which BUILDER, by the exercise of due diligence, would not have been able to avoid or overcome including, without limitation, acts of God, acts of public enemies, wars, blockades, insurrections, riots, epidemics, landslides, earthquakes, floods, adverse weather conditions (including only weather conditions not to be expected for the time of the year according to Singapore Meteorological Department), but specifically excluding financial or commercial difficulties or ordinary business risks of BUILDER and absenteeism, strikes and labor disputes of BUILDER's Personnel.

1.18 "Project" shall mean all activities involved in the construction of the Vessel, whether set forth in the Specifications or Variations, and shall include the Work (all as hereinafter defined).

1.19 "Protocol of Delivery and Acceptance" shall mean that form of document attached to this Agreement as Annex "G", whereby BUILDER and OWNER shall confirm the date, time and location that BUILDER delivers and OWNER accepts the Vessel in accordance with the provisions of Article 14.

1.20 "Regulatory Bodies" shall mean the governmental authorities specified in Annex "A" hereto.

1.21 "Rules" shall mean the rules and requirements, as officially published on the Effective Date, of the Classification Society and the Regulatory Bodies as specified in the Specifications, insofar as the same are applicable to the Work.

1.22 "Shipyard" shall mean BUILDER's shipyard facilities located at either 31 Shipyard Road or 50 Gul Road, Jurong Town, Republic of Singapore 628130.

1.23 "Specifications" shall mean, collectively, the specifications, standards, pricing provisions, procedures and the drawings (including such drawings furnished or to be furnished by or on behalf of OWNER) detailing the Work to be performed as recorded in Annex "A".

1.24 "Variations" shall mean any and all changes, additions, alterations or deletions to the Specifications, as agreed between the OWNER and the BUILDER in accordance with Article 4, headed "AUTHORIZED WORK; VARIATIONS/CHANGES".

1.25     "Vessel" shall mean BUILDER's hull number B252 approximate dimensions:
         234 feet long; 208 feet wide; and 25 feet deep at the side; which shall be based upon the KFELS MOD V Enhanced B-CLASS design, as described in the Specifications attached hereto as Annex "A".


1.26 "Work" shall mean any and all works, services, deliveries, supplies, labor and equipment, including OWNER-Designated Equipment, OWNER-Furnished Equipment (to the extent the same is installed by BUILDER), and BUILDER-Furnished Equipment, to be performed or supplied under this Agreement and as specified in the Specifications or in any approved Variation Order.


2.       PERFORMANCE OF THE WORK

2.1 The BUILDER shall perform the Work and furnish (or cause to be furnished) all equipment, materials and labor necessary for the construction and delivery of the Vessel in accordance with the terms of this Agreement. In the event of a conflict between the body of this Agreement and any Annex hereto, the body of this Agreement shall control and govern. In the event of a conflict between the body of the Annex and its attachments (including drawings), the body of the Annex shall control and govern.

2.2 The BUILDER agrees to perform the Work at its Shipyard, all in a good and workmanlike manner, in accordance with that degree of skill, care and diligence ordinarily and reasonably exercised by skilled and experienced operators of shipyard facilities engaged in similar operations, and further, in accordance with:

(a)      the Specifications, including any Variations;
(b)      the Rules;
(c)      the Contract Price and any Variation Orders; and
(d)      this Agreement.

2.3 The Vessel shall be constructed in accordance with the American Bureau of Shipping "Rules for Building and Classing Mobile Offshore Drilling Units", for classification of the Vessel as a "Maltese Cross A1 + Self-Elevating Drilling Unit". In addition, construction shall be in compliance with the International Maritime Organization's 1989 IMO MODU Code, as amended. The Vessel shall also meet the rules, regulations and requirements of the International Loadline Convention 1966. For the avoidance of doubt, all fees and charges related to the classification of the Vessel and the satisfaction of the Classification Society Rules, as well as the rules, regulations and requirements of other Regulatory Bodies, shall be for the account of the BUILDER. Furthermore, unless otherwise provided in the Specifications, the rules, regulations and requirements of the Classification Society, IMO MODU Code and International Loadline Convention, as referred to in this Article 2.3, shall be those in effect as of the Effective Date of this Agreement. The BUILDER shall apply for the classification of the Vessel within one
         (1) month from the Effective Date.

2.4 The Contract Documents shall constitute the entire agreement between the Parties. Any and all previous agreements and/or arrangements between the Parties with respect to works, services and supplies shall be superseded and become null and void unless incorporated into the Contract Documents, either by specific reference thereto or by attachment to this Agreement as an Annex hereto.

2.5 All provisions or requirements contained in the Specifications and the Rules are intended to amplify, explain and implement each other and the requirements of this Agreement. In the event of any conflict or inconsistency between the Contract Documents, the order of precedence shall be as follows:

(a)      the Rules;
(b)      this Agreement; and
(c)      the Specifications, including any Variations.

2.6 It is specifically agreed that the BUILDER shall, at all times during the term of this Project, including Saturdays and Sundays, but excluding Government Gazetted Public Holidays, have sufficient qualified labor available to perform all aspects of the Work. Additionally, at a minimum, the following project dedicated full time personnel shall be assigned to this Project:

(a)      a Project Manager and Deputy Project Manager / Project Superintendent;
(b)      an Engineering Co-ordinator / Project Engineer; and
(c)      a Scheduler.

         All of the personnel listed above shall be made available in sufficient numbers and with sufficient relief personnel to allow for the Work to be carried out in accordance with the agreed Project schedule.

2.7 OWNER shall have the right at anytime to object to and to require BUILDER to remove as soon as reasonably possible, at its own cost and expense, any member of BUILDER's Personnel, including those described in Article 2.6 above who are proven to be incompetent or negligent in the performance of his duties or guilty of misconduct or otherwise reasonably considered by OWNER to be unsuitable. Any person so removed shall promptly be replaced by BUILDER, at its sole cost and expense, with a suitable skilled and competent substitute.

2.8 BUILDER shall promptly advise OWNER in writing of and shall thereafter consult regularly with OWNER regarding any labor disputes or unrest or any anticipated labor disputes or unrest which affect or may be reasonably expected to affect the performance of the Work under this Agreement.


3.       OWNER'S REPRESENTATIVE, INVITEES AND OTHER CONTRACTORS

3.1 Prior to or concurrent with the commencement of the Work, the OWNER shall assign to the Shipyard a fully authorised OWNER Representative. Unless otherwise specified by OWNER, the OWNER Representative shall be authorized to issue and sign and execute on behalf of the OWNER any and all documents referred to in this Agreement.

         The OWNER's Representative, or his designated substitute, shall be and shall remain at the Shipyard until the Vessel is completed and delivered to OWNER.

         Additionally, the OWNER will endeavour, throughout the term of the Project, to assign and maintain a technical team of at least two (2) people at the BUILDER's Shipyard.

3.2 Subject to BUILDER's safety and security requirements, the BUILDER shall, at all times until the delivery of the Vessel, provide to the OWNER's Representative and his team full access to the Shipyard for the purpose of monitoring the progress of, inspecting and/or testing the Work.

3.3 The BUILDER shall provide the OWNER's Representative and his supervisory team, consisting of a maximum twenty (20) persons, with sufficient office space at the Shipyard. Such office space, including cleaning services and all utilities (electric power, water and heat/air conditioning as appropriate), shall be furnished free of charge, and shall be suitably furnished with desks, chairs, worktables, file cabinets, etc. Furthermore, as described in the Specifications, the BUILDER shall provide the OWNER's Representative and his team with other reasonable facilities at the Shipyard, such as telephone, facsimile, photocopy machines, and internet access, such facilities to be charged at BUILDER's actual cost plus 10%.

3.4 The OWNER shall not be bound by any instructions, commitments or agreements given by or entered into with any person other than an authorized officer of OWNER or OWNER's Representative.

3.5 The OWNER shall have the right to invite persons to visit the Shipyard, provided always that such visits do not interfere with any Work of the BUILDER and do not in any way delay or interrupt the BUILDER's operations, and provided, further such invitees of OWNER shall not be in conflict with BUILDER's interest and business. BUILDER shall be provided prior notice of any visits by OWNER's invitees, giving reasonable details as to the date, time and purpose of the visit.

3.6 Notwithstanding the provisions of Article 2.1, the OWNER shall have the right to carry out and perform work on the Vessel which is not of a type offered by BUILDER or is otherwise mutually agreed between BUILDER and OWNER, provided always, that such work and/or work in progress shall not interfere with any of the Work of the BUILDER, and OWNER shall not delay or interrupt the BUILDER's operations. In this regard, OWNER and BUILDER agree to jointly develop a schedule which will minimize interference between BUILDER and OWNER-Designated Contractors. Choice of OWNER-Designated Contractors shall be subject to the approval of BUILDER, which approval shall not be unreasonably withheld.

3.7 BUILDER shall not be responsible for the performance of OWNER-Designated Contractors, however, BUILDER is obligated to furnish full support services to such parties in the same manner as BUILDER would accommodate and provide support services to its own subcontractors. Subject to the foregoing provisions of this Article 3.7, all services provided to OWNER-Designated Contractor, as required, shall be for the OWNER's account, based upon time and materials supplied.

3.8 OWNER's Personnel shall be on board the Vessel and/or at the Shipyard at the OWNER's sole expense and shall comply with all safety and security regulations referred to in the Contract Documents and in general with all laws and regulations applicable to the Shipyard, including the laws and regulations of the Republic of Singapore.


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4.       AUTHORISED WORK; VARIATIONS  / CHANGES

4.1 The Work to be performed under this Agreement, without further instructions from the OWNER, includes all works, services and supplies as set out in the Specifications. Unless so authorized in writing by the OWNER, no modifications or changes to the Specifications or the Work shall be undertaken, nor shall any other work be performed by the BUILDER. No claim for additional compensation shall be made by the BUILDER for modifications or changes to the Specifications and/or for extra work unless such modifications or changes and/or extra work have been authorized by the OWNER, in writing, by means of a Variation Order.

4.2 The OWNER shall have the right, at any time, to request that reasonable change(s) be made to any of the Work and/or the Specifications. No such changes shall be undertaken or performed until a written Variation Order, in the form of that attached hereto as Annex "E", has been executed by the OWNER and the BUILDER, reflecting the agreement of the parties as to any increase in the Contract Price or extension of the Delivery Date resulting from any such modifications or changes.

4.3 If any modification or change necessitates an increase or decrease in the quantity or quality of the services, equipment, or labor to be furnished by the BUILDER under this Agreement, then the Contract Price shall be increased or decreased accordingly and confirmed in a Variation Order.

4.4 If any modification or change necessitates an increase or decrease in the quantity or quality of the materials to be furnished by the BUILDER under this Agreement, then the Contract Price shall be increased or decreased equivalent to the increase in the price of such materials. Any adjustment of the Contract Price resulting from an increase in the quantity or quality of materials to be furnished by BUILDER shall be confirmed by Variation Order.

4.5 If any modification or change necessitates an adjustment or change in the time agreed for completion of the Work, then the Delivery Date shall be re-assessed and adjusted accordingly. Changes, if any, to the Delivery Date shall be made by mutual agreement between the OWNER and the BUILDER and confirmed in a Variation Order.


4.6 All Variation Orders shall include, but will not necessarily be limited to, the following details:-

(a)      a description of the work to be performed;
(b) specification of the materials and equipment to be supplied and./or used;
(c)      a detailed schedule for the performance of the work;
(d) subject to the Work having been performed on a time and materials basis, the cost, including copies of the applicable subcontractor's quotations;
(e)      the effect on the Contract Price, if any;
(f)      the additional time required, if any; and
(g) subject to the work having been performed on a lump sum or fixed price basis, the timing or schedule for payments.

4.7 In the event that, subsequent to the Effective Date, any amendments, modifications or revisions are enacted or adopted to the Classification Society Rules or the rules and regulations of any other Regulatory Body which may affect the class or construction of the Vessel, the following shall apply:

(a) If such amendments, modifications or revisions are compulsory for the Vessel and its class, either party hereto, upon receipt of such information from the Classification Society or such other Regulatory Body, shall promptly transmit notice of the same in writing to the other party, and the BUILDER shall thereupon incorporate such alterations or changes into the Specifications and/or the Work, subject to the execution of a Variation Order. Any changes required by the Classification Society or Regulatory Bodies arising as a result of revisions to Classification
         Society or Regulatory Body requirements published up to the date that the BUILDER applies to ABS to class the Vessel shall be for BUILDER'S account.

(b) If such amendments, modifications or revisions are not compulsory for the Vessel or its class, but the OWNER desires to incorporate such amendments, modifications or revisions into the Specifications or the Work, then the OWNER shall notify the BUILDER and the BUILDER shall proceed to perform such amendments, modifications, or revisions, subject to the execution of a Variation Order addressing appropriate adjustments (if any) to the Contract Price, Delivery Date and/or any other provisions of this Agreement.


5.       CONTRACT PRICE

5.1 In consideration for BUILDER carrying out the Work and constructing the Vessel in accordance with the terms of this Agreement, and subject only to adjustments agreed to pursuant to Variation Order(s), the OWNER agrees to pay to BUILDER a contract price of UNITED STATES DOLLARS EIGHTY-ONE MILLION NINE HUNDRED THOUSAND ONLY (US$81,900,000.00); the foregoing being herein referred to as the "Contract Price".

5.2 Unless otherwise provided in this Agreement, it is specifically agreed that all goods, services, supplies, materials and/or labor provided by BUILDER in the performance of the Work shall be included in the Contract Price. The Contract Price may only be changed or adjusted by a Variation Order executed by OWNER and BUILDER in accordance with the provisions of Article 4 of this Agreement.

5.3 Subject to Article 5.4, amounts due BUILDER in respect to the Contract Price shall be payable in installments in accordance with the following schedule:
(a) An amount equivalent to twenty percent (20%) of the Contract Price, shall be paid to BUILDER within three (3) business days of the Effective Date;

         (b) An amount equivalent to ten percent (10%) Contract Price, shall be paid to BUILDER within three (3) business days following striking of steel;

         (c) An amount equivalent to fifteen percent (15%) Contract Price, shall be paid to BUILDER within three (3) business days following laying of the keel of the Vessel;

         (d) An amount equivalent to fifteen percent (15%) of the Contract Price, shall be paid to BUILDER within three (3) business days following placement of first leg section;

         (e) An amount equivalent to twenty percent (20%) of the Contract Price, shall be paid to BUILDER within three (3) business days following undocking of the Vessel;

         (f) An amount equivalent to ten percent (10%) of the Contract Price, shall be paid to BUILDER within three (3) business days following placement of last leg section (up to 486 feet leg length);

         (g) An amount equivalent to ten percent (10%) of the Contract Price, shall be paid to BUILDER on Delivery of the Vessel to OWNER.

         OWNER and BUILDER agree that except with respect to the first and last installments listed above, in the event of dispute between OWNER and BUILDER as to whether a given milestone has been reached the decision of the Classification Society shall be binding on the parties with respect thereto.

5.4 Except as otherwise (a) agreed by the parties, as evidenced by a Variation Order, or (b) provided below in this Article 5.4, no adjustment shall be made to the Contract Price as provided above in
         Article 5.1. However, if delivery of the Vessel is delayed beyond the Delivery Date and such delays are not due to either permissible delays or a Force Majeure event as described in this Agreement, then beginning at twelve (1200) o'clock midnight (Singapore time) on the Delivery Date, the amount otherwise due as the final installment (see Article 5.3(g) shall be reduced by deducting therefrom the sum of US Dollars Twenty Three Thousand and 00/100 (US$23,000.00) per day until such time as the Vessel is delivered to OWNER pursuant to Article 14.6; provided, that the amount of all reductions for late delivery shall not exceed an amount in US Dollars equal to five percent (5%) of the Contract Price and provided further that in the event OWNER does not have a drilling contract or a commitment therefor for immediate use of the Vessel for a third party customer at the time of the Delivery Date then there shall be no deduction for the first thirty (30) days of delay. It being understood by both parties that any such reduction of payment by OWNER shall constitute liquidated damages, rather than a penalty. Said liquidated damages shall be OWNER's exclusive remedy against BUILDER for late delivery of the Vessel, subject to the provisions of Article 20.5.

         On the other hand, if delivery of the Vessel should occur earlier than the Delivery Date (as the same may be adjusted from time to time in accordance with the terms of this Agreement), then in such event and provided that OWNER has a drilling contract or a commitment therefor for immediate use of the Vessel for a third party customer at the time of the Delivery Date the final installment due pursuant to Article 5.3(g) shall be increased by adding thereto a sum equal to one-half (1/2) of the excess of day rate revenues over direct operating costs but not to exceed the sum of US Dollars Twenty-Three Thousand (US$23,000.00) for each full day, beginning at twelve (1200) o'clock midnight (Singapore time) on the Delivery Date, that the Vessel is delivered early pursuant to the terms of Article 14.6; provided, that the aggregate amount of all increases for early delivery of the Vessel shall not exceed an amount in US Dollars equal to five percent (5%) of the Contract Price

         For purposes of this Article 5.4, delivery of the Vessel shall be deemed to be delayed when and if the Vessel, after taking into full account all postponements of the Delivery Date by reason of permissible delays or Force Majeure events is not ready for delivery by the date upon which the delivery is required under the terms of this Agreement.

5.5 In the event any change or modification to the Specifications or Work warants an adjustment of the Contract Price, the amount of the adjustment and schedule for payment(s) shall be addressed by Variation Order. However, in the absence of any separate provision for the schedule of payment(s), the amount of any adjustment to the Contract Price shall be pro-rated over the remaining outstanding installments due in accordance with Article 5.3 above.

5.6 Amounts due under Variation Orders which are calculated on a time, material or equipment basis shall be billed as completed and accepted and shall be payable within thirty (30) days of OWNER'S receipt of BUILDER's invoice in respect thereto.

5.7 In the event any amount(s) which are due BUILDER or which are determined to be due under this Agreement are not paid within the agreed period, then the OWNER shall pay to the BUILDER interest on any such amount(s) from the due date until paid at the rate of ten percent (10%) per annum, without any summons being required for that purpose and without prejudice to any other rights the BUILDER may have in respect thereof.

5.8 All amounts due and payable to BUILDER pursuant hereto shall be paid to BUILDER as follows (or as otherwise indicated on the invoice):

                  Citibank NA
                  3 Temasek Avenue
                  #14-00 Centenial Tower
                  Singapore 039190
                  Swift: CITISGSG
                  United States Dollar A/C: 0-010547-024
                     Singapore Dollar A/C: 0-010547-016
                  Favoring: Keppel FELS Ltd

5.9 In the event OWNER disputes any amounts claimed by BUILDER to be due to BUILDER under the terms and conditions of this Agreement, OWNER shall without delay pay as and when due the undisputed portion of such amounts and the disputed portion shall be paid as mutually agreed by the parties or as determined pursuant to Article 30 hereof.

5.10 In the event OWNER fails to pay any sums due BUILDER under or in connection with this Agreement within ten (10) days of the date when due, BUILDER shall have the right, upon giving written notice to OWNER to suspend its performance under this Agreement and after a period of suspension of twenty (20) days to terminate this Agreement and exercise all rights and remedies available at law or in equity. Such rights and remedies shall include the right to bring suit for the Contract Price and the right to auction the Vessel in its then state of completion or after commercially reasonable efforts to complete the Vessel. BUILDER shall be entitled to purchase the Vessel at any such sale provided the price bid by BUILDER is a reasonable fair market price. BUILDER shall retain the installments of the Contract Price theretofore paid and shall be entitled to recover from the net proceeds of auction sale, after deducting reasonable costs of such sale, all other sums due BUILDER under this Agreement. Any surplus shall be promptly remitted to OWNER. Nothing herein shall require BUILDER to recover its damages solely from the net price received from any such auction. Interest shall accrue on all amounts determined to be due to BUILDER at the rate of ten percent (10%) per annum from the date due until paid in full. BUILDER shall be entitled to an extension of the Delivery Date by the duration of the suspension, which extension shall be confirmed by a Variation Order upon request by BUILDER.


6.       PLANNING, PROGRESS REPORTS AND MEETINGS

6.1 OWNER and BUILDER shall regularly communicate with each other to ensure that the Work is completed in a safe and expeditious manner on or before the Delivery Date and within the Contract Price.

6.2 In accordance with the administrative instructions stated in the Specifications, on or before the Effective Date, the BUILDER shall provide the OWNER with a barchart plan (the "Barchart Plan") for the period required to complete and deliver the Vessel to OWNER by the Delivery Date as the same may be extended under the terms of this Agreement. No later than seven (7) days after the Barchart Plan shall be delivered to OWNER, OWNER shall give notice to BUILDER showing its approval thereof, or give its reasons for non-approval in which event the Barchart Plan shall be revised as mutually agreed. If the OWNER fails to respond within seven (7) days of the Effective Date, the Barchart Plan shall be deemed to have been approved by the OWNER.

6.3 The BUILDER shall use the approved Barchart Plan as the basis for progress reporting, scheduling, testing, inspection, forecasting and controlling the performance of the Work.

6.4 Any and all modifications or changes undertaken on the basis of Variation Orders shall be processed into the Barchart Plan. The BUILDER shall, within three (3) days of so processing any modifications or changes into the Barchart Plan, provide the OWNER with a copy of the revisions to the Barchart Plan.

6.5 From that point in time that the original Barchart Plan has been submitted to and approved by OWNER until the Delivery Date, the BUILDER shall prepare and provide the OWNER Representative with:

(a) monthly progress reports for the first ten months from the Effective Date and fortnightly progress reports from thereon until Delivery, containing;
                o summary of the status of overall progress, including summary of subcontractors progress reports;
                o a detailed barchart which establishes a definitive
                  breakdown of tasks and measurement of progress;
                o 'S' curve and supporting details indicating target for
                  completion and progress to date; and drawing register, detailing status of plans, drawings and documents to be issued to the Classification Society or to the OWNER, including dates and status of issuance.

         OWNER shall have free access to and may review the documents of BUILDER set forth in this Article 6.5 at all reasonable times to monitor progress of the Project.

6.6 As from the date when the original Barchart has been submitted to and approved by OWNER, progress meetings will be held in the offices of the BUILDER at least once per week and shall include the OWNER's Representative and his team and the BUILDER's Representative and his team (including BUILDER's main subcontractor's representatives). The OWNER's and BUILDER's Representatives shall set the time for such meetings.

6.7 The BUILDER shall make and keep minutes of such meetings and shall provide the OWNER's Representative with a copy of the minutes of each meeting within three (3) working days following the meeting.

6.8 During such progress meetings, the BUILDER shall report on the following items:

(a)      safety review;
(b)      individual project status;
(c)      resource and manpower allocation;
(d) barchart, 'S' curves and/or precedence network showing planned and actual progress;
(e)      status of drawings and documentation;
(f)      status of Classification Society review / approvals;
(g)      quality control; and (h) status of OWNER and BUILDER Furnished
         Equipment.



7.       PROJECT PLANS AND DRAWINGS; COMMUNICATION WITH
         CLASSIFICATION SOCIETY

7.1 The Specification shall be Classification Society approved for construction in accordance with the provisions of Article 7.4 below.

7.2 The BUILDER shall prepare and submit to the OWNER four (4) copies of each of all Project plans and drawings for acceptance. The OWNER's Representative shall, within fifteen (15) days from receipt, return one
         (1) approved copy of all of such Project plans and drawings submitted to him. If comments are received, the BUILDER, subject to a Variation Order, shall modify the plans and drawings in accordance with the OWNER's comments and resubmit the same to the OWNER. If the OWNER Representative fails, without valid reason, to respond to such Project plans and drawings (or any revisions thereto as submitted by BUILDER) within fifteen (15) days from receipt, then the Project plans and drawings shall be deemed to be approved by the OWNER.

7.3 OWNER's acceptance of the Project plans and drawings as aforesaid shall not serve to eliminate or reduce the obligations of the BUILDER as provided in this Agreement.

7.4 The BUILDER shall arrange for submission to and obtaining approval from the Classification Society for the Project plans and drawings. All Classification Society costs for any survey requirements, approvals or other Classification Society activities, as specified in the Specifications, shall be for the account of BUILDER. Additionally, in the event any part of the Work is rejected by or fails to receive the approval of the Classification Society, the costs of any re-survey, re-testing, or re-inspection by the Classification Society shall be for the sole account of BUILDER, except in the case where the rejection or failure is caused by OWNER's responsible faults, then such costs shall be for the sole account of OWNER.

7.5 The BUILDER shall monitor and register the status of documents to be issued to and approved by the Classification Society and shall keep OWNER fully advised as to progress in respect thereto.

7.6 The OWNER Representative and his team shall have free and open access, at all times, to all of BUILDER's (and any of BUILDER's subcontractor's) engineering personnel during the preparation and/or correction of any Project plans and drawings.


8.       "AS BUILT" DOCUMENTATION

8.1 The BUILDER shall prepare and submit to the OWNER reproducible originals and electronic files of all "As-Builts" drawings, records, manuals and other data as specified in the Specifications. Such documentation shall be approved by the Classification Society and four
         (4) prints of such documentation shall be delivered to the OWNER within three (3) weeks after the Delivery Date.

8.2 All such drawings shall be made on the "Auto-Cad" system. The BUILDER shall supply both the drawings and the respective diskettes to the OWNER on the Delivery Date or as soon as reasonably possibly thereafter. Such drawings and details are the property of BUILDER who will provide same to OWNER for use only with this particular Vessel.


9.       QUALITY ASSURANCE REQUIREMENTS

9.1 The BUILDER shall have in place a project quality plan (the "Project Quality Plan") to ensure effective performance of its obligations under this Agreement.

9.2 Within thirty (30) days of the Effective Date, the BUILDER shall submit to the OWNER for approval its Project Quality Plan, describing the QA/QC activities to be performed within the scope of this Agreement. The OWNER shall return one (1) approved copy of this Project Quality Plan within ten (10) days from receipt, along with any comments or additions to the Plan. Thereafter, if for any reason the Project Quality Plan, as approved by OWNER, is modified, changed or amended, BUILDER shall submit to OWNER for its approval such portions of the Plan as are modified, changed or revised.

9.3 The OWNER shall have the right to investigate, or have a third party investigate, all or part of the Shipyard facilities, equipment, materials and personnel employed on the Work undertaken by BUILDER or its subcontractors in order to establish conformity with applicable technical, safety and environmental standards. All costs of such audit or investigation shall be for the account of the OWNER.


10.      SAFETY REGULATIONS

10.1 BUILDER shall ensure that the Work is carried out in a safe manner and shall adhere to all safety regulations, rules and laws of the Republic of Singapore, OWNER's Safety Management Plan, and to the safety regulations referred to in this Agreement.

10.2 BUILDER shall submit to the OWNER the BUILDER's 'Safety Plan' which shall include, at a minimum, the following:

(a)      BUILDER's safety policy and objectives;
(b) BUILDER's organization chart showing responsibilities to safety and reporting relationships.
(c) BUILDER's systems and procedures which it will employ to meet the stated objectives;
(d)      BUILDER's safety communications within the BUILDER's organisation;
(e)      Details of BUILDER's safety awareness programs; and
(f)      BUILDER's incident reporting and investigation procedures.

         In the event of any conflicts with OWNER's Safety Management Plan, the parties shall cooperate in the production of a bridging document to address any such issues.

10.3 The BUILDER shall ensure that the following specific conditions are enforced during the performance of the Work:

(a) The BUILDER must have, at its expense, a sufficient number of safety inspectors assigned to the Project and present at all times, both on the Vessel and at any worksite where the Work is performed. Such inspectors shall be responsible for enforcing safety requirements while the BUILDER is performing Work.

(b) The BUILDER's senior safety inspector or supervisor must attend every progress meeting as referred to in Article 6, headed "PLANNING, PROGRESS REPORTS AND MEETINGS", during which safety, progress, manpower and scheduling are discussed with the OWNER's Representative. At such meeting BUILDER's senior safety inspector or supervisor shall report the safety precautions and situation at each work location. In addition to the weekly meetings as required by Article 6, BUILDER's senior safety inspector or supervisor shall meet with OWNER's Representative (or designee) to review the safety of the Work on a daily basis.

(c) The BUILDER's safety inspectors shall be authorized to enforce safety requirements of the BUILDER and the OWNER utilizing BUILDER's work force and other persons invited or contracted by the OWNER present at the worksite.

(d) The BUILDER's safety inspectors shall ensure that any portion of the Work involving the use of cutting torches or welding equipment proceeds safely through the issuance of 'Permits to Work' or similar instructions, which shall be renewed every shift or crew change (see Article 10.6 below).

10.4 All of the BUILDER's Personnel must wear and utilize the proper safety work gear while conducting Work under this Agreement including, as a minimum:

o Eye protection and required face shields for welders and fitters or general workers utilizing or working around cutting, welding and grinding equipment;
o        Proper steel toe footing protection;
o        Hard hats;
o Safety belts, lashings and/or anti-fall restraining devices for all BUILDER's Personnel working more than ten (10) feet in the air or over the side; and

10.5 It is the BUILDER's responsibility to immediately report in writing to the OWNER's Representative any incident resulting in any injury or near miss (which could have resulted in an injury) to any member of BUILDER's or OWNER's Personnel. In addition, a written report must be faxed within twenty-four (24) hours to the OWNER's office as mentioned in Article 27, headed 'NOTICES', for the attention of the OWNER's Safety Manager.

o The BUILDER's safety inspectors must ensure that a signed 'Permit to Work' or similar document is issued for every part of the Work which is potentially hazardous in nature to personnel or property, including, without limitation, any work involving the use of cutting torches or welding equipment.

         All required "Permits to Work' and similar documents shall be issued promptly. Furthermore, the issuance of 'Permits to Work' shall not be unreasonably denied or delayed to OWNER-Designated Contractors or subcontractors engaged directly by OWNER.

10.6 The OWNER reserves the right to reject any tools or equipment used by BUILDER to perform the Work which it reasonably considers unsafe. Any equipment or tools rejected by OWNER shall be immediately replaced by the BUILDER with safe equipment.

10.7 The BUILDER shall ensure that each team of BUILDER's Personnel holds a safety meeting when they come on shift. Such meetings shall be led by the foreman and shall be held with the crew going off shift to ensure that the new crew is aware of any safety hazards. Additional safety meetings shall be held whenever a new job is commenced.

10.8 BUILDER shall notify OWNER immediately of any violations of the applicable safety regulations. In the event the BUILDER does not remedy such safety violation within twenty-four (24) hours after having been given notice, OWNER, after proper consultation with BUILDER, shall be entitled to stop the relevant part of the Work until the unsafe situation is rectified.

10.9 BUILDER shall have the right to stop or suspend Work being performed by a OWNER-Designated Contractor if BUILDER discovers a OWNER-Designated Contractor to be in breach of any applicable safety requirement or using unsafe tools. In the event of such Work stoppage or suspension, BUILDER shall provide OWNER's Representative with written notice thereof, specifying the reasons for the stoppage or suspension. Should any unsafe practice by OWNER-Designated Contractors result in a work stoppage in excess of twenty-four (24) hours, BUILDER shall be entitled to an extension of the Delivery Date to the extent the Work stoppage is caused by a OWNER-Designated Contractor's unsafe practices and affects the Delivery Date. Such Work stoppage and resultant delay shall be confirmed by a Variation Order upon the request of BUILDER.


11.      OWNER-FURNISHED EQUIPMENT AND/OR INFORMATION

11.1 The OWNER shall furnish or cause to be furnished to BUILDER, at the Shipyard, those items of material, equipment, engineering data and information as are explicitly set forth to be provided by OWNER on Annex "D". All such material, equipment, engineering data and information shall be made readily available to the BUILDER and ready for undertaking the Work in the manner provided below.

         BUILDER and OWNER shall at the time of contract signing agree on a chronological listing of OWNER-Furnished Equipment, as well as all information required to be furnished to BUILDER by OWNER, setting out the dates specific documents and/or equipment deliveries are required.

         In the event any actual delay in the Delivery Date is caused by such material, equipment, engineering data and/or information not being timely available for the BUILDER to perform the Work, any overall delay which actually results therefrom will be deemed a permissible delay and the Delivery Date shall be extended accordingly by the number of days (or any portion thereof) the delivery of any OWNER-Furnished Equipment (or technical data associated therewith) is delayed, and BUILDER shall document the change in the Delivery Date which delay in the Delivery Date shall be confirmed by a Variation Order upon request by BUILDER.

11.2 The BUILDER shall monitor the receipt and ensure the safe storage of OWNER-Furnished Equipment and shall report to the OWNER the receipt of all OWNER-Furnished Equipment in the progress reports as referred to in
         Article 6.5. Furthermore, BUILDER and OWNER shall jointly examine OWNER-Furnished Equipment immediately upon receipt and again before using the same and shall immediately report to OWNER any visual defects therein in time to allow OWNER to replace the same without delaying the Work.


12.      INSPECTION, TESTING AND TRIALS

12.1 The BUILDER shall cooperate with the OWNER's Representative in order to have the Work carried out safely, expeditiously and smoothly. The BUILDER shall give notice to the OWNER's Representative of any and all tests and inspections that are to be conducted in connection with the Work; such notice (except as otherwise provided in Article 12.2) to be given at least seventy-two (72) hours in advance of the date and place of such test and/or inspection, without justifiable reasons, after due notice to him as provided, shall be deemed to be a waiver of the OWNER Representative's right to be present. In such case, the OWNER shall be obligated to accept the results of such tests or inspections on the basis of the BUILDER's Certificate of Acceptance, subject always to any required approval by the Classification Society. Nothwithstanding any provision of this Agreement to the contrary, the presence or absence of OWNER's Representative at any such test and/or inspection shall not serve to amend, modify or otherwise reduce the obligations of the BUILDER pursuant to the terms of this Agreement.

         Upon successful completion of the test and/or inspection, BUILDER will issue to OWNER a Certificate of Acceptance, subject always to any required approval by the Classification Society. However, notwithstanding the foregoing, the satisfactory testing or inspection will not relieve, in any way, the BUILDER from the liabilities assumed under this Agreement, as well as any warranties as referred to in
         Article 15, headed "WARRANTY", as may be applicable.

12.2 Notwithstanding the provisions of Article 12.1, the BUILDER shall, subject to the availability of any manufacturer's representative required to be in attendance, provide the OWNER at least five (5) days prior notice of the time and place of each of the trials, equipment trials and other specified commissioning of the Vessel (or any component part, equipment or system thereof including OWNER Furnished Equipment) which are to be performed at the Shipyard (collectively herein referred to as the "Tests and Trials"), and the OWNER shall promptly acknowledge receipt of such notice(s). The OWNER shall have its Representative onboard the Vessel to witness such Tests and Trials. Failure by the Representative of the OWNER to attend any portion of the Tests and Trials of the Vessel after due notice to the OWNER as provided above shall be deemed to be a waiver by the OWNER of the right to have its Representative onboard the Vessel at such portion of the Tests and Trials, and the BUILDER may conduct such portion of the Tests and Trials without the Representative of the OWNER being present.

12.3 The Tests and Trials shall be carried out under weather conditions deemed favorable to the OWNER and the Classification Society surveyor. In the event of unfavourable weather on the date(s) specified for the Tests and Trials, the same shall take place on the first available day thereafter that weather conditions permit. It is agreed that if during the Tests and Trials, the weather should suddenly become so unfavourable that orderly conduct of the Tests and Trials can no longer be continued in the opinion of the OWNER and the Classification Society surveyor, the Tests and Trials shall be discontinued and postponed until the first favorable weather condition day next following unless the OWNER agrees in writing to accept the Vessel (or any component part, equipment or system thereof) on the basis of the Tests and Trials already made before such discontinuance occurred subject to acceptance by ABS. Any delay of the Tests and Trials in excess of forty-eight (48) hours caused by such unfavorable weather conditions shall result in an extension of the Delivery Date by the number of days (or portion thereof) the unfavorable weather conditions cause the Tests and Trials to be delayed beyond forty-eight (48) hours, and BUILDER shall document the change in the Delivery Date which delay in the Delivery Date shall be confirmed by a Variation Order upon request by BUILDER.

12.4 All expenses in connection with the Tests and Trials including, but not limited to, fuel oil, lubricating oils and greases (the quality and quantity of which shall be in accordance with applicable engine specifications), except for hydraulic oil for OWNER-Furnished Equipment, shall be for the account of the BUILDER, and the BUILDER, unless otherwise specified by OWNER, shall provide at is own expense the necessary crew to comply with conditions of safe manning and navigation. The Tests and Trials shall be conducted in the manner described in the specifications. The course of the Tests and Trials shall be determined by the OWNER and the BUILDER with ABS approval as applicable.

12.5 Upon successful completion of any Tests and Trials on the Vessel (or any component part, equipment or systems thereon), and subject always to the approval of the Classification Society surveyor who shall in all cases be present for any and all Tests and Trials, the BUILDER will issue OWNER a Certificate of Acceptance that the Vessel (or any component part, equipment or systems thereof that is the subject of the Test and Trials) is found to conform to the Agreement, including, without limitation, the Specifications, and operates satisfactorily. The OWNER shall, within three (3) business days after receipt of such Certificate or Acceptance, notify the BUILDER of its acceptance or rejection of the results of the Tests and Trials (or any portion thereof) evidenced by the Certificate of Acceptance. In the event that the OWNER rejects the Tests and Trials (or any portion thereof), the OWNER shall indicate in its written notice of rejection in what respect the Vessel (or any component part, equipment or systems thereof) does not conform to the Rules and this Agreement, including, without limitation, the Specifications including any Variations. Thereafter, BUILDER, at its sole cost and expense, may repeat the Tests and Trials (or any portion thereof) rejected by OWNER, or, alternatively, dispute the rejection of the Tests and Trials (or any portion thereof) by the OWNER, in which case the matter shall be submitted for resolution in accordance with Article 30 hereof.

12.6 Should the results of the Tests and Trials indicate that the Vessel (or any component part, equipment or systems thereon) does not conform or perform to the requirements of the Rules and this Agreement, including, without limitation, the Specifications including any Variations, then the BUILDER shall promptly take the necessary steps to correct such non-conformity or non-performance. Upon correction of such non-conformity or non-performance, BUILDER shall undertake a second round of Tests and Trials to test the non-conformity or non-performance, and in such event the BUILDER shall give the OWNER no less than three (3) business days prior notice of the second round of Tests and Trials. Upon successful completion of the second round of Tests and Trials, BUILDER shall issue OWNER a Certificate of Acceptance subject to the terms and conditions of Article 12.5 above. Any additional costs and expenses required for the second or any subsequent round of Tests and Trials shall be for the BUILDER's account and shall not result in an extension of the Delivery Date.

12.7 Subject to delivery of the Vessel to OWNER in accordance with Article 14, should any fuel, lubricants or consumable stores furnished by the BUILDER for the Tests and Trials remain onboard the Vessel at the time of the Vessel's deliver to OWNER, the OWNER agrees to buy the same from the BUILDER at the original documented purchase price thereof, and payment by the OWNER shall be effected within thirty (30) days following OWNER's receipt of BUILDER's invoice therefor.


13.      DELAYS AND EXTENSION OF TIME FOR DELIVERY

13.1 In case BUILDER shall be unable, wholly or in part, to carry out its obligations under this Agreement due to an event of Force Majeure or any permissible delay as described in this Agreement, the time for performance (i.e. Delivery Date) shall be extended by the period of such Force Majeure or the duration of any permissible delays. BUILDER shall document the change in the Delivery Date which delay in the Delivery Date shall be confirmed by a Variation Order upon request by BUILDER. Performance of any obligations suspended while a Force Majeure event or permissible delay is operative shall be resumed as soon as possible after such Force Majeure or the cause for any permissible delay ceases. BUILDER shall notify OWNER in writing of the occurrence of anything constituting a permissible delay or of any event of Force Majeure within forty-eight (48) hours, or reasonably thereafter, after the commencement of such event.

13.2 BUILDER shall take all reasonable steps to mitigate or remedy the effect of any permissible delay or Force Majeure event and continue the performance of the Work (or any portion thereof) not affected thereby. However, in the event BUILDER, despite its best efforts, is unable to remedy a Force Majeure event within one hundred eighty (180) days or in the case of the Vessel's jacking system within two hundred and seventy
         (270) days of the commencement of such event, OWNER or BUILDER shall have the right, but not the obligation, to terminate this Agreement forthwith by the giving of thirty (30) days prior written notice to the other. In the event OWNER or BUILDER so elects to terminate this Agreement, BUILDER shall be entitled to all sums due and owing as of the date of termination and a portion of the remaining milestones due after the date of termination based on the percentage of Work performed before the date of termination with respect to such remaining milestones (including BUILDER's actual costs necessarily incurred in terminating the ongoing Work). Any amounts claimed by BUILDER as a result of termination pursuant to this Article 13.2, including costs incurred by BUILDER in terminating the ongoing Work, shall be substantiated and documented. In the event of such termination, title and ownership of the Vessel in its then state of completion shall vest in OWNER (after first having paid the sums called for hereunder) and OWNER shall have the option to complete the Vessel with other contractors (subject to the payment to BUILDER of reasonable berthing charges) or OWNER may elect to remove the Vessel and its equipment and materials already paid for to another facility to complete the construction of the Vessel. Following termination and payment of the sums called for hereunder, neither OWNER nor BUILDER shall have any further obligations or liabilities to the other accruing from and after the date of such termination.


13.3 Should a Force Majeure event occur, OWNER and BUILDER agree to discuss in good faith any extension of the Delivery Date which might be warranted by virtue of the delay.


14.      DELIVERY OF THE VESSEL

14.1     Time is of the essence in the performance of this Agreement.

14.2 BUILDER and OWNER acknowledge and agree that the scope of the Work, as described in the Agreement, including, without limitation, the Specifications, is well defined, and BUILDER covenants to use its best efforts to complete and deliver the Vessel by the Delivery Date specified in Article 14.3, as the same may be adjusted in accordance with the terms and conditions of this Agreement.

14.3 Subsequent to the completion by BUILDER and the acceptance by OWNER of all Tests and Trials required to be performed or conducted by BUILDER on the Vessel, including all component parts, equipment and systems incorporated therein, and subject to the documentation required pursuant to Article 14.6, the Vessel shall be delivered by the BUILDER to the OWNER, safely afloat and secured dockside at the Shipyard or such other mutually agreed location, ready for ocean tow as approved by the OWNER underwriter's surveyors, on or before twenty-two (22) months from the Effective Date. In the event of delays in the construction of the Vessel or any performance required under this Agreement due to (i) permissible delays as described herein, (ii) Force Majeure events, or
         (iii) changes or modifications to the Work or Specifications (as evidenced by Variation Orders) requiring additional time for the completion and delivery of the Vessel, the aforementioned date for delivery of the Vessel shall be postponed accordingly. The above-described date, and any adjustment or extension thereof, being referred to in this Agreement as the "Delivery Date". Permissible delays shall include without limitation delays caused by the Classification Society or flag inspectors and by acts or omissions of OWNER or its Representatives or contractors other than BUILDER and its subcontractors or by OWNER's failure to perform its obligations under this Agreement as and when due. BUILDER shall document the change in the Delivery Date which delay in the Delivery Date shall be confirmed by a Variation Order upon request by BUILDER.

14.4 Subject to the BUILDER and the OWNER having fulfilled their respective obligations stipulated under this Agreement, delivery of the Vessel shall be effected forthwith by the concurrent execution by each of the parties hereto of the Protocol of Delivery and Acceptance.

14.5 Notwithstanding any provision of this Agreement to the contrary, it is agreed and understood that the Vessel shall be delivered to OWNER when completed and accepted by OWNER, regardless of the existence of any pending disagreement, dispute or arbitration proceeding, provided that:

         (a) OWNER shall pay to BUILDER all undisputed sums due prior to or upon delivery of the Vessel; and

         (b) OWNER shall have deposited any disputed portion of the Contract Price or other sums of money due BUILDER into a joint interest bearing account, where such disputed money shall remain until settlement of the dispute or a final award by the courts.

14.6 Upon delivery and acceptance of the Vessel, the BUILDER shall deliver to the OWNER all documentation, certificates and papers required for the operation and registration of the Vessel under the flag of the Marshall Islands, including, but not limited to, the following documents:

        (a)      Legal Bill of Sale, notarially acknowledged;

        (b) All certificates, including any certificate issued by the BUILDER, including but not limited to a Builder's Certificate, and any interim class certificate issued by the Classification Society. All such class certificates shall be issued without conditions or exceptions affecting the seaworthiness or operability of the Vessel and any conditions or exceptions shall be corrected by BUILDER within a reasonable time following delivery of the Vessel;

        (c) A Declaration of Warranty by the BUILDER that the Vessel is delivered to the OWNER free and clear of any liens, charges, rights in rem, claims, mortgages or other encumbrances upon the OWNER's title thereto, and in particular, that the Vessel is free of all liabilities and burdens of any nature, including but not limited to those which may be related to taxes, duties or other charges imposed by the governmental authorities of the Republic of Singapore, as well as all liabilities of the BUILDER's Personnel, and all liabilities arising from the operation of the Vessel during any Tests and Trials, or otherwise prior to its delivery to OWNER;

        (d) Within three weeks from delivery, all drawings and plans pertaining to the Vessel as stipulated in the Specifications available upon delivery of the Vessel;

        (e) A Protocol of Tests and Trials of the Vessel made pursuant to the Specifications;

        (f) A Protocol of Inventory of the equipment of the Vessel, including spare parts and the like, all as described in the Specifications, and

        (g) A Protocol of Consumable Stores listing the amount of fuels, lubricants, grease and other consumables which were not consumed after having been placed onboard the Vessel by BUILDER during any Tests and Trials.


         Provided, however, if, through no fault on the part of the BUILDER, any certificates or other documents as contemplated by this Article 14.6 are not available at the time of the Vessel's delivery to OWNER, provisional certificates or documentation shall be accepted by the OWNER, provided that the BUILDER shall furnish the OWNER with formal or permanent certificates as promptly as possible after such are available and that provisional certificates are issued without conditions or exceptions affecting the seaworthiness or operability of the Vessel and which conditions or exceptions shall be corrected by BUILDER within a reasonable time following delivery of the Vessel.

14.7 The OWNER shall take possession of the Vessel immediately upon delivery and acceptance thereof and, unless otherwise agreed, shall remove the Vessel from the premises of the Shipyard within fifteen (15) days after delivery and acceptance thereof is effected. Thereafter, if the OWNER has not removed the Vessel from the premises of the Shipyard within the aforesaid fifteen (15) days, and provided BUILDER has expressed a verifiable need for the Shipyard space, then, in such event, commencing on the sixteenth (16th) day, the OWNER shall pay to the BUILDER any reasonable mooring charges associated therewith at the rates set forth in Annex "C".


15.      WARRANTY

15.1 The BUILDER hereby warrants to the OWNER that the Vessel (including her hull, machinery, equipment, gear and all appurtenances thereto, including OWNER-Designated Equipment, but excluding any OWNER-Furnished Equipment or work performed by OWNER-Designated Contractors) is free from defects, whether latent or patent, in workmanship and materials. The express warranty set forth in the preceding sentence shall commence on the date that title to the Vessel is transferred to the OWNER, as evidenced by the Protocol of Delivery and Acceptance, and shall continue thereafter until the one (1) year anniversary of such date (the "Warranty Period").

         BUILDER's liability for breach of the foregoing warranty shall include:

        (a) repairing or replacing any defects in the BUILDER's workmanship or materials, as the case may be, at the BUILDER's Shipyard or on board the Vessel at her location; and

        (b) repairing or replacing any OWNER-Furnished Equipment damaged, destroyed or lost as a direct result of the defects in workmanship or materials warranted hereunder by BUILDER; or

        (c) reimbursing the OWNER for the reasonable costs of such repairs or replacements referred to in (a) and (b) above in the event that such repair or replacement work cannot be timely or reasonably carried out by BUILDER at the location of the Vessel and the Vessel cannot be reasonably returned to the BUILDER's Shipyard for correction of the work or materials.

         For the purposes hereof, BUILDER's liability as provided above shall be deemed to include all costs of labor associated with the repair or replacement of any defects, the costs of all materials, equipment and supplies necessary, and all other ancillary costs associated with or related to the satisfaction of BUILDER's obligations pursuant to the provisions of this Article 15.1 but not including mob and demob of the Vessel or other incidental or out-of-pocket costs of OWNER.

15.2 In the event of any defect in workmanship or materials for which a warranty claim is to be made, OWNER shall promptly notify BUILDER thereof. Such notice by OWNER shall describe the nature and extent of the defects to the extent known by OWNER. The BUILDER shall have no obligation for any defect unless such defect is discovered prior to the expiration of the Warranty Period, and notice of such defect is received by the BUILDER not later than thirty (30) days following expiration of the Warranty Period.

15.3 Any work performance or any materials supplied by BUILDER in satisfaction of its warranty obligations shall be further warranted for the balance of the Warranty Period or six (6) months from completion of such work or installation of such material, whichever is later, but in no event shall the extended warranty period exceed twenty-four (24) months from the Delivery Date.

15.4 By signing this Agreement, the BUILDER agrees to assign and transfer to the OWNER any and all guarantees and/or warranties given and/or to be given to the BUILDER or to BUILDER's subcontrators by the manufacturers and/or vendors of suppliers, materials and equipment furnished by BUILDER and its subcontractors. However, notwithstanding the foregoing, any such warranties assigned or transferred pursuant to the terms hereof shall not be in lieu of or limit the warranties given by BUILDER as recited in Article 15.1.

15.5 Nothing in Article 15.1 above shall extend the BUILDER's warranty to cover any defect which has been caused by replacement or repair work performed by a OWNER-Designated Contractor, or which has been caused by any wilful act or omission or the negligent maintenance or operation of the Vessel by OWNER Personnel.

15.6 The warranties provided by BUILDER pursuant to this Article 15 shall be in lieu of and replace any other liability, guarantee, warranty and/or condition imposed or implied by law, custom or usage, whether in contract or in tort, and except as otherwise expressly provided herein, BUILDER makes no warranty/condition of merchantability or fitness for any particular purpose. The remedies provided for herein shall be exclusive with respect to breach of warranty.


16.      INDUSTRIAL AND INTELLECTUAL PROPERTY RIGHTS

16.1 If the Work (or any portion thereof) is to be performed according to drawings, models or other instructions (in the broadest sense of the word), the party who has supplied such drawings, models, or other instructions warrants vis-a-vis the other party that no trademark, patent, copyright or any other right of third parties will be infringed thereby, and the party who has supplied the same shall indemnify and hold harmless the other party from and against any claims from third parties in connection therewith.

16.2 In the event the use of equipment or tools or the method of operation of either party should infringe any trademark, patent. Copyright or any other right of third parties, the party using such equipment or tools, or employing the method of operation, shall indemnify and hold harmless the other party from and against any claims by third parties in connection therewith.


17.      TITLE TO AND RISK OF LOSS OF THE VESSEL AND OWNER FURNISHED EQUIPMENT

17.1 Except as otherwise provided in Article 17.2, risk of loss to the Vessel and all equipment and materials purchased for and/or installed on the Vessel, including all Work performed upon the Vessel whether by BUILDER, BUILDER's Personnel, OWNER, OWNER's Personnel or any OWNER-Designated Contractors, shall remain in BUILDER until such time as the Vessel is delivered to OWNER pursuant to Article 14 hereof; provided title to all materials, equipment, supplies and other property incorporated into or purchased for incorporation into the Vessel shall vest in OWNER as and when BUILDER receives payment for same from OWNER under this Agreement.

17.2 Title to all OWNER-Furnished Equipment shall remain in OWNER and shall not be subject to any liens or encumbrances of any nature whatsoever in favor of BUILDER, BUILDER's Personnel, or any party claiming by or through BUILDER or BUILDER's Personnel; provided BUILDER shall have the risk of loss as provided in Article 18, until the Vessel is delivered to the OWNER pursuant to Articles 14 or 20 hereof.


18.      LIABILITY AND INDEMNIFICATION

18.1 The BUILDER agrees to defend, indemnify and hold the OWNER and OWNER's Personnel free and harmless from and against any and all claims and /or liabilities (including, without limitation, the cost of any lawsuit and reasonable attorney's fees ) arising in favour of any of BUILDER's Personnel (or representatives or any survivor of any of the foregoing) on account of illness of, injury to and/or death of any such parties in connection with the Vessel and/or the Work performed pursuant to this Agreement, regardless of whether the OWNER and/or OWNER's Personnel may be wholly, partially or solely negligent or otherwise at fault.

18.2 The OWNER agrees to defend, indemnify and hold the BUILDER and BUILDER's Personnel free and harmless from and against any and all claims and/or liabilities (including, without limitation, the cost of any lawsuit and reasonable attorney's fees) arising in favour of any of OWNER's Personnel (or representatives or any survivor of any of the foregoing) on account of illness of, injury to and/or death of any such parties in connection with the Vessel and/or the Work performed pursuant to this Agreement, regardless of whether the BUILDER and/or BUILDER's Personnel may be wholly, partially or solely negligent or otherwise at fault.

18.3 The OWNER and OWNER's Personnel shall not be responsible for any loss of and/or damage to the BUILDER's Shipyard, premises, buildings, facilities, equipment and/or other tangible property used in the performance of the Work, whether such belongs to BUILDER or BUILDER's Personnel, and the BUILDER agrees to defend, indemnify and hold the OWNER free and harmless from and against any and all claims and/or liabilities (including, without limitation, the costs of any lawsuit and reasonable attorney's fees) with respect to any such loss and/or damage, regardless of whether such loss and/or damage is caused by the negligence or fault of OWNER or OWNER's Personnel.

18.4 The BUILDER shall not be responsible for any loss of and/or damage to the property of OWNER or OWNER's Personnel excluding, however, OWNER-Furnished Equipment from and after delivery to BUILDER's Shipyard premises and used in the performance of the Work, and the OWNER agrees to defend, indemnify and hold the BUILDER free and harmless from and against any and all such claims and/or liabilities (including, without limitation, the costs of any lawsuit and reasonable attorney's fees) with respect to any such loss and/or damage regardless of whether such loss or damage was caused by the negligence or fault of BUILDER or BUILDER's Personnel. Notwithstanding the foregoing, BUILDER shall be responsible for any loss or damage to the OWNER-Furnished Equipment howsoever caused unless caused by OWNER or OWNER Personnel provided the same is not covered by Builder's Risk Insurance to be provided by BUILDER under the provisions of Annex "F" hereto.

18.5 In the event of any loss and/or damage to the property of, or personal injury and/or death of any third parties, OWNER and BUILDER each agree to be responsible for and defend, indemnify and hold the other harmless from and against any and all claims and/or liabilities (including, without limitation, the cost of any lawsuit and reasonable attorney's fees) with respect to such loss and/or damage, or personal injury and/or death to the extent caused by or resulting from the indemnifying party's negligence or fault.

18.6 Except as otherwise expressly provided in this Agreement, neither the OWNER nor the BUILDER shall be liable vis-a-vis the other for any incidental or consequential loss, including (but not limited to) loss of profits or earnings, loss of contract or loss of time in operating the Shipyard, the Vessel and/or other assets of the OWNER, or out-of-pocket expenses, regardless of whether the OWNER and/or the BUILDER and/or their respective Personnel may be wholly, partially or solely negligent or otherwise at fault, or whether or not such consequential loss has been caused by the wilful misconduct or gross negligence of the OWNER, the BUILDER, or their respective Personnel, breach of this Agreement including fundamental breach, or any breach of warranty.

18.7 BUILDER shall be responsible for and dispose of in an environmentally safe manner and in compliance with all applicable laws and regulations, any and all garbage, waste, scrap, debris, oil, chemicals, contaminants, irritants, pollutants and other by-products of the Work except for bulk mud and cement test medium, and, notwithstanding any other provision of this Article 18 to the contrary, BUILDER shall be responsible for and shall defend, indemnify and hold the OWNER free and harmless from and against any and all claims, liabilities , costs, expenses, fines and/or penalties, of every kind or character (including without limitation the cost of any lawsuit and reasonable attorney fees) incurred by or imposed on OWNER, arising from or in connection with, directly or indirectly, in consequence of or with respect to, the actual or potential disposal, discharge, emission, spillage or leakage upon or into the seas, water, land or air during the course of performance of the Work, of any garbage, debris, waste, scrap, oil, petroleum products, chemicals, contaminates, irritants, pollutants, and/or any substance, of any kind or nature whatsoever, regardless or whether caused wholly, in part or solely by the negligence of OWNER or OWNER's Personnel ; provided, however, this provision shall not apply to events caused by the wilful misconduct of OWNER or OWNER's personnel.

18.8 The liabilities assumed by BUILDER hereunder shall be supported by available insurance policies placed with first line reliable insurance companies.

18.9 Prior to the commencement of Work under this Agreement, BUILDER shall furnish to OWNER certificates of insurance evidencing the coverages, with limits and endorsements, as set forth in the attached Annex "F". BUILDER agrees to maintain all such insurances as described in Annex "F" as long as this Agreement shall remain in effect.

18.10 BUILDER shall use its best efforts to cause its subcontractors to carry similar insurance coverages for the types and amounts listed in Annex "F". BUILDER shall be responsible for any shortfall in insurance coverages furnished by any of its subcontractors.


19.      BUILDER'S SUBCONTRACTORS AND SUPPLIERS

19.1 The BUILDER shall be at liberty to subcontract all parts of the Work; however, BUILDER shall use due care to select competent and efficient subcontractors. BUILDER shall be fully responsible for the performance of all subcontractors and any segment of the Work performed thereby and shall ensure that all production milestones are met.

19.2 The BUILDER shall remain fully responsible under this Agreement for any part of the Work which has been subcontracted to any subcontractors or suppliers. All work performed by subcontractors hereunder shall be subject to the provisions of this Agreement as if the same had been performed by BUILDER including, but not limited to, all warranty provisions hereof as set forth in Article 15.

19.3 Throughout the existence of this Agreement, the BUILDER shall be an independent contractor with full power and authority, subject to the terms of this Agreement, to select the means, methods and manner of performing its obligations hereunder. BUILDER shall be solely responsible for and shall indemnify OWNER for all matters pertaining to its subcontractors and its employees, servants and agents and OWNER shall never be responsible for such parties.


20.      TERMINATION/CANCELLATION

20.1 Should BUILDER fail to fulfill or perform any of its material obligations as outlined under this Agreement, OWNER shall notify BUILDER in writing, specifically describing in reasonable detail the failures of BUILDER. Thereafter, subject to Article 5.4 hereof, should BUILDER fail to initiate corrective action within ten (10) business days following receipt of notice from OWNER to eliminate the matters complained of, or, having initiated corrective action, fail to prosecute such corrective action to completion, then OWNER shall have the right to terminate this Agreement forthwith. Election of OWNER to terminate this Agreement pursuant to this Article 20.1 shall not relieve BUILDER from its obligation to accommodate and assist OWNER with the removal of the Vessel from BUILDER's shipyard in the event OWNER elects to engage another BUILDER to complete the Work.

20.2 This Agreement may be terminated for Force Majeure as specified under the terms and conditions as set forth in Article 13 hereof.

20.3 Subject to the provisions of Article 20.4, this Agreement may be terminated by either party hereto in the event the other party shall become insolvent, have a receiver appointed, apply for moratorium, be declared bankrupt, go into liquidation, or if all or substantially all of a party's assets shall be attached or seized.

20.4 In the event this Agreement is terminated by OWNER pursuant to the provisions of Articles 20.1 or 20.3 above, OWNER shall be obligated to pay BUILDER all sums due and owing BUILDER as of the date of termination and a portion of the remaining milestones due after the date of termination based on the percentage of work performed before the date of termination with respect to such remaining milestones (excluding any costs incurred by BUILDER in terminating the ongoing
         Work); provided, however, OWNER shall be entitled to (a) an assignment of title by BUILDER, free and clear of all liens, encumbrances and claims of any kind, in and to the Vessel, including all equipment, raw material, goods and appurtenances purchased by BUILDER for incorporation on or into the Vessel, and (b) deduct from any amounts due BUILDER any additional costs incurred by OWNER to complete the Work (over and above the balance of the Contract Price that OWNER would have reasonably expected to have paid had BUILDER completed the Work), including, without limitation, the cost of removing the Vessel from BUILDER's shipyard and transporting it to another contractor, any costs associated with relocating OWNER's Personnel, and any additional costs incurred, directly or indirectly, in respect to OWNER-Designated Contractors or OWNER-Furnished Equipment (including the transportation costs associated therewith); provided, OWNER shall endeavor to mitigate any such additional costs incurred to relocate and/or to complete the Work wherever possible, and provided further, in no event shall such additional costs as referred to in this Article 20.4(b)(ii) exceed, in the aggregate, ten percent (10%) of the Contract Price. Upon transfer of title, settlement and payment of BUILDER's obligations as stated in
         (a)-(b) above, the parties' liability recited in this paragraph 20.4 shall be discharged.


20.5 The remedies provided for in this Agreement for termination shall be exclusive remedies. In no event shall OWNER terminate this Agreement due to late delivery of the Vessel until the running of the full period of time for accrual of maximum liquidated damages under Article 5.4 hereof.


21.      TAXES AND DUTIES

21.1 The Contract Price and any and all further costs and expenses to be paid by the OWNER to the BUILDER pursuant to this Agreement, including, without limitation, any sums paid pursuant to any Variation Order(s) on a time and materials basis, shall be inclusive of any and all applicable Singapore taxes, assessments, levies and/or duties including, when applicable, VAT and/or GST taxes. Any taxes paid by BUILDER in respect to invoices submitted by its subcontractors or any third parties are exclusively for BUILDER's account.

21.2 BUILDER shall bear and pay any and all liabilities or claims for any income taxes, profits taxes, property taxes, stamp taxes, document taxes, value added taxes, goods and services taxes, sales taxes, excise taxes, surtaxes, surcharges or any other taxes or governmental charges of whatever nature which any Singapore governmental authority (including any political sub-division thereof) claiming jurisdiction over the BUILDER may impose, assess or levy against BUILDER on account of or resulting from BUILDER's execution of or performance under this Agreement.

21.3 BUILDER further agrees to withhold from wages, salaries, fees or other remuneration of its agents, servants, employees or subcontractors, all sums required to be withheld by the laws of Singapore and to pay the same promptly when due to the proper authorities.

21.4 BUILDER, at BUILDER's sole cost and expense, agrees to make all reports and take all other actions necessary to satisfy tax, accounting and reporting requirements of Singapore (including any political sub-division thereof) claiming jurisdiction over the subject matter hereof.

21.5 BUILDER shall defend, indemnify and hold OWNER harmless against any and all liabilities or claims for taxes or other governmental charges, including interest and penalties thereon, imposed, assessed or levied against OWNER, which are otherwise the responsibility of BUILDER. Likewise, OWNER shall defend, indemnify and hold BUILDER harmless against any and all liabilities or claims for taxes or other governmental charges, including interest and penalties thereon, imposed, assessed or levied against BUILDER, which are otherwise the responsibility of OWNER.

21.6 OWNER shall be responsible for making all necessary arrangements and for the payment of all port dues, duties, taxes and charges in respect of the importation or exportation of OWNER-Furnished Equipment and for the payment of all taxes due in respect to OWNER's Personnel.


22.      SUPPLIES AND SERVICES FROM THIRD PARTIES

22.1 In the event BUILDER orders supplies and/or services from third parties and such are not or cannot be delivered to the BUILDER at the time the BUILDER requested or anticipated, then the BUILDER, subject to OWNER's approval which will not be unreasonably withheld, shall be entitled to order reasonable substitute supplies and/or services of equal or better quality; however, such shall not affect the Contract Price and no additional cost incurred by BUILDER in respect to any such substitution shall be passed on to OWNER. Furthermore, unless otherwise agreed by OWNER, the substitution of supplies and/or services as provided herein shall not constitute a permissible delay giving rise to any extension of the Delivery Date.

22.2 It is specifically agreed that all supplies and/or services provided hereunder, whether furnished by BUILDER, BUILDER's subcontractors or third parties, are to be of first class shipbuilding quality, approved by the Classification Society and any Regulatory Bodies having jurisdiction thereof and by the OWNER such approval not to be unreasonably withheld or delayed.


23.      AUDIT AND RECORDS

23.1 For the purpose of reviewing and verifying the costs and the quantities of reimbursable items or any part of Work performed on a time, material or equipment basis, the OWNER or its authorized representatives shall have access to (at all reasonable times) and the right to reproduce and retain copies of all books, records (including data stored on computers), certificates, correspondence, instructions, plans, drawings, way bills, receipts, vouchers and memoranda of the BUILDER and its subcontractors, their agents and servants, pertaining to the Work; provided, however, that the BUILDER shall have the right to exclude any trade secrets, formulas, processes or commercially sensitive information (including information regarding BUILDER's profit) from such audits.

23.2 The above rights of the OWNER shall continue for a period of one (1) year after the date title to the Vessel is transferred to OWNER and the BUILDER shall preserve, and, to the extent possible, shall cause its subcontractors to preserve, all documents for said period or, in the event of a dispute, until the date when that dispute has been finally determined by agreement, litigation or otherwise.


24.      LIENS

24.1 All charges for labor, materials, equipment, services, supplies and other items to be furnished by BUILDER for or in connection with this Agreement shall be paid promptly by BUILDER and BUILDER shall indemnify and hold harmless OWNER from and against any and all claims, demands, actions, proceedings, liabilities, costs and expenses suffered or incurred by OWNER in respect thereof or in relation thereto.

24.2 Upon delivery of the Vessel to OWNER, BUILDER shall furnish to OWNER, in accordance with Article 14.6(c), a declaration of warranty that the Vessel is delivered free and clear of any liens or encumbrances as may be imposed by suppliers, subcontractors and vendors of BUILDER in connection with this Agreement and BUILDER will indemnify and hold OWNER harmless from any such liens, encumbrances, or claims. OWNER shall be entitled to withhold payment of the final installment of the Contract Price (or such portion thereof as necessary) until such time as BUILDER furnishes the foregoing declaration.




24.3 Except for BUILDER's own lien rights, BUILDER shall keep the Vessel, its machinery, equipment, materials and appurtenances, as well as any OWNER-Furnished Equipment, free and clear of all liens, charges and other encumbrances. If BUILDER fails or neglects to discharge any such lien, charge or other encumbrance created in breach of this Article, OWNER (without prejudice to any other rights or remedies of OWNER under this Agreement or at law) shall be entitled to settle or otherwise provide for the discharge of the same and all amounts paid and all costs and expenses incurred by OWNER in connection therewith or in relation thereto may be deducted from any sums due or which become due to BUILDER hereunder or may be recovered from BUILDER as a debt.


25.      CONFIDENTIALITY

25.1 All information acquired or furnished by the OWNER to the BUILDER and/or by the BUILDER to the OWNER, other than information which either:

o        is part of the public domain;
o becomes part of the public domain other than through the fault of the parties;
o is already known by the parties at the time of disclosure; or o is required to be disclosed to third parties according to applicable law;

         is to be treated as confidential and not to be used by either party for any other purpose than for the benefit of the Work under the terms of this Agreement.

25.2 The parties each covenant and agree that the above obligation of confidentiality shall be strictly enforced as to its respective Personnel. This obligation shall continue for a period of two (2) years from the expiration of the Warranty Period as mentioned in Article 15, headed "Warranty".

25.3 Neither party hereto shall issue any press release or provide any information to the media or any other third party without the express prior written approval of the other party, except where it is necessary to satisfy securities laws or regulations and Stock Exchange requirements. Nothing herein shall prohibit OWNER from providing information to market the Vessel.


26.      ASSIGNMENT

26.1 Except for the proceeds of this Agreement which may be assigned for financial purposes, neither BUILDER nor OWNER shall assign this Agreement or any part hereof.

26.2 OWNER shall have the right to designate a party other than OWNER to take delivery and title of both the Vessel and the Option Vessel as defined herein, provided such party agrees to be bound by the terms and conditions of this Agreement. In the event the OWNER elects to designate a party other than itself to take delivery and title to the Vessel and the Option Vessel, OWNER shall give notice to BUILDER of the same, which in no event shall such notice be given less than thirty
         (30) days prior to the Delivery Date, as the same may be adjusted or extended.



27.      NOTICES

27.1 The BUILDER's Representative shall be authorized to receive notices and to issue and sign and execute on behalf of the BUILDER any and all documents referred to in this Agreement.

27.2 Notices shall be in English and shall be deemed properly given if made in person to the Representative of the other Party, or by facsimile or by courier service if to the addresses and facsimile numbers shown below:

         For the OWNER:                        Atwood Oceanics Pacific Limited
                                               c/o Atwood Oceanics, Inc.
                                               15835 Park Ten Place Drive
                                               Houston, Texas  U.S.A.
                                               Telephone: (281) 749-7805
                                               Facsimile: (281) 578-3253
                                               Attn: Glen P. Kelley
                                               With a copy to: Alan Quintero

         For the BUILDER:                      Keppel FELS Limited
                                               31 Shipyard Road
                                               Jurong Town
                                               Singapore 628 130
                                               Telephone: (65) 267-6700
                                               Facsimile: (65) 261-7719
                                               Attn: Managing Director
                                               C H Tong
                                               With copy to: Project Manager

27.3 All notices shall be deemed as properly given upon their actual receipt.


28.      MISCELLANEOUS

28.1 BUILDER represents and warrants that it is duly authorized to construct, equip, complete, sell and perform the entirety of the Work and to deliver the Vessel as provided hereunder and that it will obtain in a timely manner all necessary permits, licenses and authorizations required to perform the Work and deliver the Vessel. BUILDER further represents and warrants that it shall comply with, and shall use its best endeavors to procure that its subcontractors comply with, all applicable statutes, by-laws and other rules and regulations having the force of law in the applicable jurisdiction in which any of the Work is performed or in which BUILDER's Shipyard is located, and shall indemnify and hold the OWNER harmless from and against any and all liabilities, proceedings, claims, actions, demands, penalties, losses, costs and expenses whatsoever suffered or incurred by OWNER as a result or by reason of any failure or neglect on the part of BUILDER or any of its subcontractors to so comply.

28.2 It is agreed that notwithstanding anything to the contrary contained in this Agreement, the provisions of Articles 14,15, 16, 17, 18, 21, 23, 24, 25 and 28 shall survive and continue following termination or completion of this Agreement.

28.3 This Agreement, when executed, shall contain the entire agreement between the parties and shall supersede all prior agreements or understandings, oral or written, between the parties. Furthermore, this Agreement shall not be modified, changed, altered or amended except by the express written agreement of BUILDER and OWNER.

28.4 Unless the context otherwise requires, the singular shall include the plural and the plural the singular, and words indicating persons shall include firms and corporations.

28.5 Article headings are inserted for convenience only and shall be ignored for the purposes of construction or interpretation.

28.6 It is recognized that the Contract Drawings may not yet completely incorporate the items agreed to be part of the Work as outlined in the Specifications. Reference Article 2.1, the Contract Drawings shall be amended within one (1) month after the Effective Date to fully reflect the Work outlined in the Specifications. Where there are any differences between the Specifications and the Contract Drawings, the Specifications shall take precedence over the Contract Drawings.

28.7 In the event that the terms and conditions of this Agreement require the issuance of a Variation Order, whether for variations or changes pursuant to Article 4 or wherever in this Agreement BUILDER is entitled to an extension of the Delivery Date, OWNER agrees to sign proper Variation Orders as and when requested by BUILDER and BUILDER shall so request same in a timely manner.


29.       OPTION VESSEL

29.1 BUILDER hereby grants to OWNER an option for a second Vessel (the "Option Vessel"), to be substantially identical to the first Vessel, on the terms and conditions expressly set forth herein. Such option must be exercised by notice to BUILDER in writing within six (6) months of the Effective Date or thereafter said option shall lapse. If so exercised, BUILDER and OWNER shall within ten (10) days after notice of the exercise of the option is given to BUILDER execute and deliver a construction contract in the form of this Agreement, except that the Contract Price shall be UNITED STATES DOLLARS EIGHTY-TWO MILLION NINE HUNDRED THOUSAND DOLLARS ONLY (US$82,900,000.00) increased or decreased to cover Variation Orders approved through the date of such new contract and the Delivery Date shall be six (6) months following delivery of the Vessel.


30.      GOVERNING LAW; COURTS; LANGUAGE

30.1 This Agreement shall be governed by and construed in all respects in accordance with the laws of England, excluding any choice of law rules which would refer the matter to the laws of another jurisdiction.

30.2 Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, shall be determined by the High Court of Justice, London, to which the parties agree to submit.

30.3 In the event of any dispute, controversy or claim requiring legal proceedings in the courts and arising or occurring prior to the delivery and acceptance by the OWNER of the Vessel, any award or decision of the court proceedings shall include a finding as to whether or not the Delivery Date of the Vessel should be altered or adjusted as a result of such dispute.

30.4 This Agreement is written in the English language and, notwithstanding any translation hereof into any other language, the English language version shall control.


         SIGNED IN DUPLICATE ORIGINALS AT Houston, Texas as of the date first appearing on the face hereof.






         Atwood Oceanics Pacific Limited             Keppel FELS Limited

         "OWNER"                                     "BUILDER"


         /s/Glen P. Kelley                            /s/Ton Chong Heong
         -----------------------                      -------------------------

         By:___________________                        By:__________________

         Title:__________________                      Title:_________________